Exhibit 99.1

GeoVax CEO Comments on Recent Changes in Capital Structure

ATLANTA, GA, October 1, 2019 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, today published the following letter from its President & CEO, David Dodd.

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Dear GeoVax Stockholders,

In recent weeks, we have seen a significant rise in the number of our common shares outstanding, which stands at 95,627,584 as of September 30, 2019. This increase is not due to new financings by GeoVax, but rather to the rapid liquidation of convertible preferred stock held by third party investors. Concurrent with this letter, we have filed a Form 8-K with the SEC giving further details. I encourage all shareholders to review this Form 8-K filing.

As of September 30, there remain 3,054 shares of unconverted preferred stock ($3,053,782 stated value), which the investors may continue to convert into common stock over the coming weeks. As additional conversions occur, we will provide further updates via SEC filings in order to avoid selective disclosure to individual stockholders.

While this activity by the holders of our preferred stock is within their legal right, it has unfortunately produced severe downward pressure on the price of our common stock and the resultant market valuation of our company. This cannot be avoided. No one is happy about this situation, and I understand the frustration and extreme disappointment this has caused among our stockholders, including ourselves. But we look forward to the day in which the preferred stock is fully converted, thus simplifying our capital structure and allowing us to seek additional financing with better, more supportive terms. In the interim, we continue to evaluate alternative options to support and improve the value of our stock and Company value.

With all of this said, the dilution of our common stock and decline of our stock price does not detract from the underlying potential of our company. I encourage you to read my letter dated August 2, 2019 as well as our last quarterly update dated August 14, 2019, both of which are posted to our website (www.geovax.com). We continue to seek ways in which to overcome our financing challenges and move our product development efforts forward. We will provide further updates as warranted.

Sincerely,

David Dodd

President & CEO

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